Exhibit 10.5

U.S. WELL SERVICES, INC.
GRANT NOTICE FOR 2018 STOCK INCENTIVE PLAN
PERFORMANCE AWARD (POOL A)

FOR GOOD AND VALUABLE CONSIDERATION, U.S. Well Services, Inc. (the “Company”), hereby grants to the Participant named below the Performance Award (Pool A) (the “Award”) which represent the right to receive cash or shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), as specified below (the “Award”), upon the terms and subject to the conditions set forth in this Grant Notice, the U.S. Well Services, Inc. Amended and Restated 2018 Stock Incentive Plan (as amended, the “Plan”) and the Terms and Conditions for Performance Award (Pool A) attached hereto (the “Terms and Conditions”) promulgated under such Plan, each as amended from time to time. This Award is granted pursuant to the Plan and is subject to and qualified in its entirety by the Terms and Conditions.  Notwithstanding anything to the contrary herein, the right of the Participant to receive shares of Common Stock in payment of the Award is conditioned upon the Company receiving stockholder approval of certain amendments to the Plan as may be required in order to permit the transactions contemplated by the Award and similar awards granted to other Company personnel.

Name of Participant:
Grant Date:	November [___], 2020
Vesting Effective Date	January 1, 2020
Performance Award:

The Award has a cash value, as of the Grant Date, of $[___], which value will increase by 12.00% per annum until May 24, 2021 and 16.00% per annum thereafter, compounding quarterly on March 31st, June 30th, September  30th and December 31st of each applicable calendar year (the “Award Value”); provided, however, that if in connection with any Change in Control all outstanding shares of the Company’s Series A Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), are redeemed by the Company at a price which is less than the Redemption Price (as defined in the Certificate of Designations for the Series A Preferred Stock), the Award Value shall be reduced by multiplying the amount of the Award Value as then-in-effect by a fraction equal to the amount paid in redemption of each share of Series A Preferred Stock over the per share Redemption Price.

The Award Value will be paid in cash or Common Stock upon the terms and subject to the conditions set forth herein.

Restricted Period:	Subject to the Participant’s Continuous Service, the Restricted Period shall lapse on the first (1st) anniversary of the Vesting Effective Date.
Subject to the Participant’s Continuous Service through a Change in Control, the Restricted Period shall fully lapse immediately prior to the consummation of such Change in Control.

Upon a termination of the Participant’s Continuous Service by the Company for Cause, the entire Award, whether or not then vested, shall be immediately forfeited and canceled as of the date of such termination of Continuous Service.

Upon a termination of the Participant’s Continuous Service for any other reason (other than by the Company for Cause) prior to the lapse of the Restricted Period, the portion of the Award that has not vested as of the date of termination shall be forfeited and canceled as of such date.

Payment Criteria:

No payment shall be made, whether in cash, shares of Common Stock or otherwise, to the Participant in respect of the Award prior to the date on which the Award becomes vested and the Restricted Period with respect to the Award lapses, in accordance with the terms hereof.

The Award Value, to the extent vested, will be payable to the Participant on the earlier of the following dates and otherwise only as follows:

1.Upon the consummation of a Change in Control, either:

(a)If shares of Series A Preferred Stock receive consideration in connection with such Change in Control either in exchange or redemption thereof, then in the same consideration received on or with respect to the Series A Preferred Stock, in a lump sum as if the Participant held as of immediately prior to such Change in Control shares of Series A Preferred Stock with an aggregate Redemption Price equal to the applicable Award Value; or

(b)If subsection (a) above is not applicable, then:

(i)In a lump sum cash payment, upon a Change in Control wherein the holders of Common Stock receive either (1) only cash in exchange for their shares of Common Stock, (2) consideration other than securities or a combination of cash and securities in exchange for their shares of Common Stock, or (3) no consideration; or

(ii)In a lump sum in a number of shares of Common Stock equal to the quotient of the applicable Award Value and the Fair Market Value of a share of Common Stock (as of immediately prior to such

Change in Control), upon a Change in Control wherein the holders of Common Stock receive either securities or a combination of cash and securities in exchange for their shares of Common Stock; provided, however, that if the Company is prohibited from issuing additional shares of Common Stock under the Plan as required to satisfy its obligations under this subsection (ii), then the Company shall, in lieu of the issuance and delivery of any such shares of Common Stock, make a lump sum cash payment to the Participant equal to the sum of the Fair Market Value of each such unissued share of Common Stock; or

2.Upon the applicable Fixed Payment Date (defined below), at the Company’s election, subject to the terms below, either  (a) in a lump sum cash payment or (b) in a lump sum in a number of shares of Common Stock equal to the quotient of the applicable Award Value and the Fair Market Value of a share of Common Stock; provided, however, that if the Company is prohibited from issuing additional shares of Common Stock under the Plan as required to satisfy in full its obligations under subsection 2(b), then the Company shall satisfy the Award in cash in accordance with subsection 2(a).

Notwithstanding the above, the Company shall not be obligated to deliver any shares of Common Stock during any period when the Company determines that the delivery of shares of Common Stock hereunder would violate any federal, state or other applicable laws.

Fixed Payment Date

The “Fixed Payment Date” for the Award is the fifth (5th) anniversary of the Grant Date; provided, however, that the Company may, in accordance with Code Section 409A and prior to the fourth (4th) anniversary of the Grant Date, with respect to (a) if a Grant Date Control Change has not occurred, 100% of the Award Value, and (b) otherwise, two-thirds (2/3) of the Award Value, elect to:

1.Divide such amount of the Award Value into two (2) or more installment payments (each, an “Award Installment”), each representing a designated portion of the Award Value; and

2.Defer the “Fixed Payment Date” for each Award Installment, provided that the new “Fixed Payment Date” for the commencement of any applicable Award

Installment shall be a date not less than five (5) years from, nor more than six (6) years after, the original Fixed Payment Date.

For clarification, the election provided herein for a later payment date for payment in installments rather than a lump sum shall only apply to payment upon the Fixed Payment Date and shall not apply to or effect payment upon a Change in Control.

[Signature page to follow]

By accepting this Grant Notice, Participant acknowledges that he or she has received and read, and agrees that this Award shall be subject to, the terms of this Grant Notice, the Plan and the Terms and Conditions.

U.S. WELL SERVICES, INC.

By:

Name:

Title:

PARTICIPANT:

Address (please print):

U.S. WELL SERVICES, INC.
TERMS AND CONDITIONS FOR
PERFORMANCE AWARD (POOL A)

These Terms and Conditions apply to the award of Performance Award (Pool A) (the “Award”) which represent the right to receive shares of the Company’s Class A common stock, par value $0.0001 (the “Common Stock”), or cash as set forth in the Grant Notice provided herewith (the “Grant Notice”) and granted pursuant to the U.S. Well Services, Inc. 2018 Stock Incentive Plan (the “Plan”). In addition to these Terms and Conditions, the Award shall be subject to the terms of the Plan, which are incorporated into these Terms and Conditions by this reference. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

1.TERMS OF PERFORMANCE AWARD

U.S. Well Services, Inc. (the “Company”), has granted the Award to the Participant named in the Grant Notice. The Award is subject to the conditions set forth in the Grant Notice, these Terms and Conditions, and the Plan, each as amended from time to time. For purposes of these Terms and Conditions and the Grant Notice, any reference to the Company shall include a reference to its subsidiaries.

2.VESTING OF PERFORMANCE AWARD

The Award shall not be vested as of the Grant Date set forth in the Grant Notice and shall be forfeitable unless and until the Restricted Period lapses pursuant to the terms of the Grant Notice and these Terms and Conditions.

3.NO RIGHTS AS STOCKHOLDER

The Award granted pursuant to the Grant Notice does not and shall not entitle Participant to any rights of a holder of Common Stock prior to the date that shares of Common Stock are issued to Participant in payment of the Award. Participant’s rights with respect to the Award shall remain forfeitable at all times prior to the date on which rights become vested and the restrictions with respect to the Award lapse in accordance with the Grant Notice.

4.CHANGE IN CONTROL

For the purposes of the Award, “Change in Control” shall not have the meaning provided in the Plan, but rather, “Change in Control” shall mean:

(a)  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, other than a transaction in which the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction;

(b)  the Incumbent Directors cease for any reason to constitute at least a majority of the Board;

(c)  the consummation of a complete liquidation or dissolution of the Company;

(d)  the acquisition by any Person (excluding any Existing Major Holder (as defined below)) of Beneficial Ownership of more than 50% (on a fully diluted basis) of either (i) the then outstanding shares of Common Stock of the Company, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or any Affiliate, (B) any acquisition by any employee benefit plan sponsored or maintained by the Company or any subsidiary, (C) any acquisition which complies with clauses, (i), (ii) and (iii) of subsection (e) of this definition or (D) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant);

(e)   the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of  (A) the entity resulting from such Business Combination (the “Surviving Company”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination; (ii) no Person (other than any Existing Major Holder or any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the Beneficial Owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the Parent Company (or the analogous governing body) (or, if there is no Parent Company, the Surviving Company); and (iii) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination; or

(f) the consummation of any sale of shares of Common Stock of the Company or any options, warrants, stock or debt convertible or exchangeable into shares of Common Stock of the Company by any Person which as of the Grant Date has Beneficial Ownership of more than thirty-five percent (35%) (on a fully diluted basis) of the Outstanding Company Common Stock which results in such Person having both (a) Beneficial Ownership of less than twelve and one-half percent (12.5%) (on a fully diluted basis) of the Outstanding Company Common Stock held by such Person as of the Grant Date and (b) Beneficial Ownership of less than five (5%) (on a fully diluted basis) of the Outstanding Company Common Stock at the time of such sale.

Notwithstanding anything herein to the contrary, in no event shall the Company’s initial business combination or the transactions occurring in connection therewith constitute a Change in Control and, with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award (or portion thereof) unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

For the purposes hereof, an “Existing Major Holder” shall mean any Person which as of the Grant

Date has Beneficial Ownership of more than 10% (on a fully diluted basis) of the Outstanding Company Common Stock.

5.NO FRACTIONAL SHARES

Fractional shares of Common Stock shall not be delivered upon the payment of the Award.

6.TAXES

If applicable, the Company shall not deliver shares of Common Stock in respect of the payment of the Award unless and until the Participant has made arrangements satisfactory to the Company to satisfy applicable withholding tax obligations. Subject to the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation relating to the acquisition of Common Stock under the Award, if applicable, by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company.

The Participant has been advised and the Participant hereby acknowledges that he has been advised to obtain independent legal and tax advice regarding this Award, grant of the Award, the vesting and payment, including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended and the applicable notices, rules, and regulation thereunder (the “Code”).  The Participant acknowledges that none of the Company, its Affiliates, the Committee or any of their officers, directors, employees or agents guarantees or are otherwise responsible for any tax consequences to the Participant in connection with this Award, the Award, or the vesting or disposition of shares under any federal, state, local domestic or foreign law, including, without limitation, any income or excise taxes or interest or penalties under Code Section 409A.

The intent of the parties is that this Award comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder to the extent it is applicable and, accordingly, this Award shall be interpreted to be in compliance therewith, and to the extent required the defined terms herein shall have the meaning required of such term under Code Section 409A, and any provision that would result in a violation of Code Section 409A shall be null and void.  Notwithstanding any provision to the contrary in this Award, payments under this Award that are subject to Code Section 409A and are to be made hereunder upon a termination of employment shall only be made upon a "separation from service" (as defined in Treasury Regulation § 1.409A 1(h)) and, if the Participant is deemed on the date of termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that constitutes "nonqualified deferred compensation" subject to Code Section 409A, such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date after the date of such "separation from service" of the Participant, and (B) the date of the Participant’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this provision (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under this Award shall be paid or provided in accordance with the normal payment dates specified for them herein.  Whenever a payment under this Award may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.  In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under this Award.

Any subsequent deferral of a Fixed Payment Date and election to pay in installments rather than a lump sum shall be at the Company’s election and shall be made subject to Code Section 409A, including the requirements that (i) such change not take effect until at least twelve (12) months after the date on which the election is made by the Company; (ii) the change of a specified payment election and payment form must result in payment being deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid (or in the case of a life annuity or installment payments treated as a single payment five (5) years from the date the first amount was scheduled to be made); and (iii) the Company must make the election not less than twelve (12) months before the date the payment is scheduled to be paid, and all elections shall be in writing.

Any installment payments shall be treated as a series of separate payments in accordance with Treasury Regulation 1.409A-2(b)(2)(iii).

This grant of Award is subject to all applicable federal, state and local taxes and withholding requirements.

7.OTHER AGREEMENTS SUPERSEDED

The Grant Notice, these Terms and Conditions and the Plan constitute the entire understanding between the Participant and the Company regarding the Award. Except as may otherwise be specifically set forth in any employment or severance agreement between the Participant and the Company, any prior agreements, commitments or negotiations concerning the Award are superseded.

8.LIMITATION OF INTEREST IN SHARES SUBJECT TO PERFORMANCE AWARD

Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to the Grant Notice or these Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person in connection with the Award.

Nothing in the Plan, in the Grant Notice, these Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate the employment of the Participant with or without notice and with or without Cause.

9.	SECURITIES LAW COMPLIANCE

No shares of Common Stock shall be purchased or sold thereunder unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require.

10.GENERAL

(a)In the event that any provision of these Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(b)The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Terms and Conditions, nor shall they affect its meaning, construction or effect.

(c)These Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

(d)These Terms and Conditions shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of law.

(e)In the event of any conflict between the Grant Notice, these Terms and Conditions and the Plan, the Grant Notice and these Terms and Conditions shall control. In the event of any conflict between the Grant Notice and these Terms and Conditions, the Grant Notice shall control.

(f)All questions arising under the Plan, the Grant Notice or under these Terms and Conditions shall be decided by the Committee in its total and absolute discretion.

11.ELECTRONIC DELIVERY

By executing the Grant Notice, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and its subsidiaries, the Plan, and the Award via Company web site or other electronic delivery.